EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Number 333-70710) of Harsco Corporation of our report dated June 29, 2010 relating to the financial statements and supplemental schedule of the Harsco Corporation Savings Plan, which appears in this Form 11-K.

/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 29, 2010